Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of October 9, 2020

Among

HI-CRUSH INC.

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and an Issuing Lender,

and

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK,

as an Issuing Lender

and

THE LENDERS NAMED HEREIN,

as Lenders

$25,000,000

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Guaranty
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Continuation/Conversion
Exhibit G	Form of Revolving Note
Exhibit H	Form of Security Agreement
Exhibit I	Form of Intercreditor Agreement
Exhibit J-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

SCHEDULES:

Schedule 1.1	Commitments
Schedule 1.1(a)	Existing Letters of Credit
Schedule 4.1	Credit Parties
Schedule 4.5	Real Property
Schedule 4.7	Litigation
Schedule 4.10	Environmental Matters
Schedule 4.11	Subsidiaries
Schedule 5.6	Information for Additional Subsidiaries
Schedule 5.21	Post-Closing Matters
Schedule 6.1	Existing Debt
Schedule 6.2	Existing Liens
Schedule 6.3	Existing Investments
Schedule 6.10	Affiliate Transactions
Schedule 9.9	Notices

v

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of October 9, 2020 (the “Agreement”) is among Hi-Crush Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below) and other parties from time to time party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as defined below) for the Lenders and as an Issuing Lender (as defined below), and each other Issuing Lender (as defined below).

RECITALS

A. Reference is made to that certain Restructuring Support Agreement, dated as of July 12, 2020, among the Borrower, certain subsidiaries of the Borrower and the Consenting Noteholders (as defined therein) (as amended, supplemented or otherwise modified in a manner reasonably satisfactory to the Required Lenders, the “RSA”).

B. Pursuant to the RSA, (a) on July 12, 2020, the Credit Parties filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code and (b) on July 14, 2020, the Borrower entered into (i) that certain Senior Secured Debtor-in-Possession Credit Agreement, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing lender, and each other issuing lender party thereto (as amended, amended and restated, supplemented, restated or otherwise modified prior to the date hereof, the “DIP ABL Credit Agreement”) and (ii) that certain Senior Secured Debtor-in-Possession Term Loan Credit Agreement among the Borrower, the Cantor Fitzgerald Securities, as administrative agent, and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “DIP Term Loan Credit Agreement”).

C. In furtherance of the RSA, the Credit Parties filed the Joint Plan of Reorganization with the Bankruptcy Court on August 15, 2020 [Docket No. 289] and the Disclosure Statement for the Joint Plan of Reorganization with the Bankruptcy Court on August 15, 2020 [Docket No. 290].

D. On September 23, 2020, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization.

E. Pursuant to this Agreement, the DIP ABL Credit Agreement and all obligations and commitments outstanding thereunder shall be refinanced in full by a conversion of all such obligations and commitments (including, without limitation, the Existing Letters of Credit) into obligations and commitments outstanding under this Agreement and the Existing Letters of Credit shall be deemed issued hereunder, subject to satisfaction (or waiver in accordance with Section 9.3) of the conditions precedent set forth in Article III, including without limitation, the consummation of the Plan of Reorganization.

F. To provide guarantees for the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise, the Credit Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and the other Credit Documents, a guarantee from each of the Guarantors.

G. To provide security for the prompt and indefeasible payment in full in cash and performance of all Secured Obligations, the Credit Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and the other Credit Documents, the Liens granted hereby and thereby, having the priorities set forth in the Intercreditor Agreement.

H. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“7-Month Financials Delivery Date” means the date on which the financial statements and the operational report required to be delivered to the Administrative Agent by the Borrower under Section 5.2(c) with respect to the sixth (7th) full calendar month ending after the Effective Date are actually delivered to the Administrative Agent.

“ABL Priority Collateral” means the “ABL Priority Collateral” (as defined in the Intercreditor Agreement).

“ABR”, when used in reference to any Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Revolving Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan which bears interest based upon the Alternate Base Rate.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens to the extent such Permitted Liens are (i) permitted by this Agreement and the other Credit Document to be superior to the Liens securing the Secured Obligations and (ii) made superior to such security interest by (A) the Intercreditor Agreement or (B) automatically by operation of law and without the consent of the Administrative Agent or the Lenders), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected except to the extent perfection is expressly not required by the terms of the Credit Documents.

“Account” has the meaning set forth in the Security Agreement.

“Account Control Agreement” means an account control agreement (or similar agreement), in form and substance reasonably acceptable to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent and the relevant depository institution, securities intermediary or as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Account Debtor” means an account debtor as defined in the UCC.

“Acquisition” means the purchase by any Credit Party of (a) any business, division or enterprise or all or substantially all of any Person through the purchase of assets (but, for the avoidance of doubt, excluding (x) purchases of equipment only with no other tangible or intangible property associated with such equipment purchase, unless such purchase of equipment involves all or substantially all the assets of the seller or a business, division or enterprise of the seller and (y) repurchases of all or any portion of royalty interest evidenced by royalty agreements permitted by Section 6.1(p)) or (b) Equity Interests of any Person sufficient to cause such Person to become a Subsidiary of a Credit Party.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted LIBO Rate” means, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent and collateral agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Affiliated Lender” mean (a) any Person to the extent it owns or holds, directly or indirectly, or its Affiliate owns or holds, directly or indirectly, any Equity Interests of the Borrower or any of its Subsidiaries and (b) any Person that acquires rights and obligations under this Agreement from any of the Persons described in the foregoing clause (a), including any successor or assigns of any such Person; provided that the term “Affiliated Lender” shall not include any trust department or Affiliate of a commercial bank holding shares, in trust or otherwise, for clients of the institution.

“Aggregate Commitments” means, at any time, the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitments are equal to $25,000,000.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposure of all the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof.

“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Amegy” means Zions Bancorporation, N.A. DBA Amegy Bank.

“Ancillary Document” has the meaning set forth in Section 9.14.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.19(c).

“Applicable Margin” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR” or “Eurodollar Rate”, as the case may be, based upon the Borrower’s Fixed Charge Coverage Ratio as of the most recent determination date, provided until the first date on which quarterly consolidated financial statements are delivered pursuant to Section 5.2 for the first full fiscal quarter following the Effective Date, the “Applicable Margin” shall be the applicable rates per annum set forth below in Tier 1:

	Fixed Charge Coverage Ratio	ABR	Eurodollar Rate
Tier 1	< 1.5 to 1.0	2.50%	3.50%
Tier 2	< 2.0 to 1.0 and ≥ 1.5 to 1.0	2.25%	3.25%
Tier 3	≥ 2.00 to 1.0	2.00%	3.00%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.2 and (b) each change in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Fixed Charge Coverage Ratio shall be deemed to be in Tier 1 (i) at any time prior to the 7-Month Financials Delivery Date, (ii) at any time that an Event of Default has occurred and is continuing or (iii) if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.2, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Period” has the meaning set forth in Section 2.7(c).

“Approved Electronic Platform” has the meaning set forth in Section 8.14.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Plan” means the Joint Plan of Reorganization for Hi-Crush Inc. and its Affiliate Debtors, as filed with the Bankruptcy Court on August 15, 2020, Docket No. 289.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.2(b).

“Availability” means, at any time and without any duplication, an amount equal to (a) the Facility Limit, minus (b) the Aggregate Revolving Credit Exposure, minus (c) Reserves.

“Availability Trigger Period” shall occur at any time that Availability is less than the greater of (a) $7,500,000 and (b) 20% of the Facility Limit. Once commenced, an Availability Trigger Period shall be deemed to be continuing until such time as (i) Availability equals or exceeds for thirty (30) consecutive days the greater of (A) $7,500,000 and (B) 20% of the Facility Limit and (ii) no Event of Default has occurred and is continuing during such thirty (30) consecutive day period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender (other than a Defaulting Lender) or any Affiliate of a Lender (other than a Defaulting Lender): (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to the Borrower or any Subsidiary.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.16.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (c), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.16(c); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Money” means, with respect to any Person, without duplication, (a) Debt arising from the lending of money by another Person to such Person (b) Debt evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (c) Debt which accrues interest or is a type upon which interest charges are customarily paid (other than trade payables incurred and paid in the ordinary course of business), (d) Debt issued or assumed as full or partial payment for Property, (e) obligations of such Person as a lessee under Capital Leases and obligations of such Person under synthetic leases, (f) all obligations of such Person as an account party in respect of unreimbursed amounts drawn on under letters of credit, surety bonds or similar instruments, (g) all obligations, contingent or otherwise, of such Person with respect to bankers’ acceptances and (h) guaranties by such Person of any Debt of the foregoing types owing by another Person.

“Borrower” has the meaning set forth in the preamble.

“Borrower Materials” has the meaning set forth in Section 5.2.

“Borrowing Base” means, at any time, an amount equal to the sum of the following: (a) 90% of each Credit Party’s Investment Grade Eligible Accounts, plus (b) 85% of each Credit Party’s Non-Investment Grade Eligible Accounts, plus (c) 100% of each Credit Party’s Eligible Cash, minus (d) Reserves. The Administrative Agent may, in its Permitted Discretion, (i) impose Reserves in accordance with the definition thereof (provided that any Reserves with respect to the Borrowing Base shall not be duplicative of any Reserves with respect to Availability) and/or (ii) modify one or more of the other elements used in computing the Borrowing Base with any such modifications to be effective three (3) Business Days after delivery of notice thereof to the Borrower and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to and in accordance with Section 5.2(t), giving effect, for the avoidance of doubt, to Reserves imposed subsequent to such delivery.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which banks are required or permitted to be closed under the laws of, or are in fact closed in, Texas or New York, and (b) if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on by commercial banks in the London interbank market.

“Canadian Subs” means, collectively, (a) Hi-Crush Canada Distribution Corp., a company incorporated under the Business Corporations Act of the Province of British Columbia and (b) FB Industries Inc., a Manitoba corporation.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, subject to Section 1.3(d)(iii), for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h)(i)-(iv).

“Cash Dominion Period” has the meaning set forth in Section 2.17.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events:

(i) the Permitted Holders collectively shall cease to own and control, directly or indirectly, greater than 50% of the issued and outstanding Equity Interests of the Borrower;

(ii) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Permitted Holders;

(iii) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (A) directors of the Borrower on the date of this Agreement, nominated or appointed by the board of directors of the Borrower or (B) appointed by directors so nominated or appointed; or

(iv) a “change of control” (or similar term or concept) occurs under the documentation related to the Exit Convertible Notes.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.10(b), by any Lending Office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Chevron” means Chevron U.S.A. Inc. and its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) and any and all other property of any Credit Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations.

“Commercial Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all Letter of Credit Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Commercial Letter of Credit Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Commercial Letter of Credit Exposure at such time.

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule 1.1 as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b) or increased pursuant to Section 2.15; provided that, after the Maturity Date, the Commitment for each Lender shall be zero.

“Commitment Fees” means the fees required under Section 2.6(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commodities Account” has the meaning set forth in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 8.14, including through an Approved Electronic Platform.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Concentration Account” means a Controlled Account maintained by the Borrower with the Administrative Agent; provided that any cash in the Concentration Account shall be subject to Section 2.4 and Section 2.17, as applicable.

“Confirmation Order” means the order of the Bankruptcy Court, dated September 23, 2020 [Docket No. 289], which order inter alia authorized and approved the Approved Plan and the Credit Parties’ entry into and performance under this Agreement and the Credit Documents.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of the Borrower and its Subsidiaries less (b) Excluded Cash.

“Consolidated Cash Threshold” means, (a) at any time prior to the 7-Month Financials Delivery Date, $10,000,000 and (b) at any time on or after the 7-Month Financials Delivery Date, $7,500,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is subject to an Account Control Agreement.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.3(c).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant/Dominion Trigger Period” shall occur at any time that (a) Availability is less than the greater of (i) $7,500,000 and (ii) 15% of the Facility Limit or (b) an Event of Default has occurred and is continuing. Once commenced, a Covenant/Dominion Trigger Period shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) if such Covenant/Dominion Trigger Period resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $7,500,000 and (2) 15% of the Facility Limit.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.25(b).

“Credit Documents” means this Agreement, the Revolving Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Fee Letters, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for Borrowed Money, including the face amount of any letters of credit supporting the repayment of indebtedness for Borrowed Money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Sections 2.7(a), (b) or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to ABR Loans as provided hereunder.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deposit Account” has the meaning set forth in the UCC.

“DIP ABL Credit Agreement” has the meaning set forth in the recitals.

“DIP Term Loan Credit Agreement” has the meaning set forth in the recitals.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) could provide a guarantee of the Obligations without any material adverse federal income tax consequences to the Borrower (including by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code and, therefore, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code). The Subsidiaries of the Borrower existing on the Effective Date that are organized under the laws of Canada or any province thereof shall not be Domestic Subsidiaries, shall not be required to become Guarantors and shall not be required to grant security in their assets under this Agreement and the other Credit Documents.

“Early Opt-in Election” means, if the current Benchmark is LIBO Rate, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means for the Borrower, on a consolidated basis for any period (it being understood that no amounts of any Net Income of any entity constituting an Investment pursuant to Section 6.3(l) shall be taken into account in calculating EBITDA other than to the extent provided in clause (xii) below), the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depletion, depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) letter of credit fees, plus (v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement, plus (vi) expenses incurred in connection with the Chapter 11 Cases in an aggregate amount not to exceed $5,000,000, plus (vii) customary non-capitalized expenses incurred in connection with any Investment permitted under Section 6.3(j), any Acquisition permitted by Section 6.4, any incurrence of Debt permitted by Section 6.1 or any Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed $500,000 in any fiscal year, plus (viii) any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 outside of the ordinary course of business, plus (ix) non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus (x) exploration expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus (xi) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period, plus (xii) cash dividends or distributions received by the Credit Parties from the net income of any Permitted Investments pursuant to Section 6.3(1), minus (c) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income; provided that such EBITDA shall be subject to pro forma adjustments for acquisitions permitted by Section 6.4 and asset sales permitted by Section 6.8 assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, acceptable to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 3.1.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means, at any time, the Accounts of any Credit Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 105 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any actual or potential contra account, counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such actual or potential contra account, counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) to the extent such amount constitutes a “make-whole”, “minimum volume” or other similar payment in connection with a sales contract where an Account Debtor has not taken delivery of the volumes required by the terms of such sales contract;

(x) which are owing by (i) any Account Debtor (other than the Specified Account Debtors) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 20% of the aggregate Eligible Accounts, but only to the extent of such excess and (ii) any Specified Account Debtor to the extent the aggregate amount of Accounts owing from such Specified Account Debtor and its Affiliates to the Credit Parties exceeds 30% of the aggregate Eligible Accounts, but only to the extent of such excess; or

(y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender, (c) any Approved Fund of a Lender or (d) any other Person (other than a natural Person) reasonably acceptable to the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five (5) Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that neither the Borrower nor any of its Affiliates nor any Affiliated Lender shall qualify as an Eligible Assignee.

“Eligible Cash” means the amount of unrestricted cash of the Credit Parties that is (a) held in a segregated account with the Administrative Agent subject to a fully-blocked account control agreement (the “Eligible Cash Account”) and (b) not subject to Liens other than (x) Liens in favor of the Administrative Agent for the benefit of the Secured Parties, (y) Liens in favor of the Exit Convertible Notes Representative for the benefit of the secured parties under the Exit Convertible Notes that are junior to the Liens of the Administrative Agent and (z) Permitted Liens attaching by operation of law in favor of JPMorgan Chase Bank, N.A. in its capacity as depository bank.

“Environment” has the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, human health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“EOG Resources” means EOG Resources Inc. and its Subsidiaries.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan that bears interest based upon the LIBO Rate.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Cash” means, at any time, the amount by which the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of the Borrower and its Subsidiaries (other than Excluded Cash) exceeds the Consolidated Cash Threshold.

“Excluded Cash” means (a) Eligible Cash and (b) any restricted cash or cash equivalents (i) for which the Borrower and its Subsidiaries have issued checks or have initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Borrower and its Subsidiaries, or (ii) for which the Borrower or any of its Subsidiaries, in their respective good faith discretion, will issue checks or initiate wires or ACH transfers within three (3) Business Days to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower and its Subsidiaries to third parties.

“Excluded Deposit Accounts” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (b) [reserved], (c) zero balance accounts (d) trust accounts, and (e) other accounts with funds on deposit with an average weekly balance for two (2) weeks of any four (4) week period less than $1,000,000 for any single account or $2,000,000 in the aggregate for all such accounts.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit set forth on the attached Schedule 1.1(a).

“Exit Convertible Notes” means the Borrower’s 8%/10% Senior Secured Convertible Notes issued on October 9, 2020 and due April 9, 2026.

“Exit Convertible Notes Documents” means the Exit Convertible Notes, the Exit Convertible Notes Indenture and the Security Documents (as defined in the Exit Convertible Notes Indenture).

“Exit Convertible Noteholders” has the meaning assigned to the term “Holders” in the Exit Convertible Notes Indenture.

“Exit Convertible Notes Indenture” means that certain Indenture, dated as of October 9, 2020, among the Borrower, as issuer, the guarantors party thereto, and the Exit Convertible Notes Representative.

“Exit Convertible Notes Priority Collateral” means the “Exit Convertible Notes Priority Collateral” (as defined in the Intercreditor Agreement).

“Exit Convertible Notes Representative” means Wilmington Savings Fund Society, FSB, in its capacity as trustee and collateral agent under the Exit Convertible Notes Documents.

“Exit Note Documentation Requirements” means that (a) the interest rate applicable to the Exit Convertible Notes is no greater than (i) 8% per annum for interest paid in cash and (ii) 10% per annum for interest paid in kind, (b) the Exit Convertible Notes shall not require any amortization or sinking fund payment, (c) cash interest under the Exit Convertible Notes may only be required to be paid to the extent permitted under this Agreement and (d) the Exit Note Documents do not contain events of default, affirmative covenants or negative covenants that are more restrictive on the Credit Parties than the Credit Documents, other than any customary terms that reflect the nature of the Exit Convertible Notes as secured convertible notes.

“Facility Limit” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base then in effect.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means (i) that certain fee letter, dated as of October 9, 2020, by and between the Borrower and JPMorgan Chase Bank, N.A. and (ii) that certain administrative agent fee letter, dated as of October 9, 2020, by and between the Borrower and JPMorgan Chase Bank, N.A.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) EBITDA for the most recent period of twelve consecutive months of the Borrower ended on such date for which financial statements have been or are required to be delivered pursuant to Section 5.2(a), (b) or (c) or, prior to the first delivery of any such financial statements, as set forth in the definition of consolidated EBITDA for the months specified therein) minus Unfinanced Capital Expenditures for such period to (b) the sum of Fixed Charges; provided that that for the purposes of determining the Fixed Charge Coverage Ratio, Fixed Charges and EBITDA for the seventh, eighth, ninth, tenth and eleventh full months ending after the Effective Date shall equal (i) Fixed Charges and EBITDA for the seven full months ending after the Effective Date multiplied by 12/7, (ii) Fixed Charges and EBITDA for the eight full months ending after the Effective Date multiplied by 12/8, (iii) Fixed Charges and EBITDA for the nine full months ending after the Effective Date multiplied by 12/9, (iv) Fixed Charges and EBITDA for the ten full months ending after the Effective Date multiplied by 12/10 and (v) Fixed Charges and EBITDA for the eleven full months ending after the Effective Date multiplied by 12/11, respectively.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Borrowed Money due in cash, whether or not paid, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash (other than Restricted Payments permitted pursuant to Section 6.9(a)), plus cash payments of obligations under Capital Lease payments, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Laws” has the meaning set forth in Section 8.10.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c), (f) and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Funded Debt” regardless of whether such letters of credit are drawn or funded, (b) of the type described in clause (i) of the definition of “Debt”; provided that such Debt would otherwise qualify as “Funded Debt” under this definition, or (c) of the type described in clauses (j) or (k) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clause (a) or clause (b) of this definition of “Funded Debt”. For the avoidance of doubt, all Debt outstanding under this Agreement shall constitute “Funded Debt”.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means any Person that (a) now or hereafter executes a Guaranty and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement executed and delivered in substantially the same form as Exhibit D.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes (including without limitation Texas franchise taxes) paid or due to be paid during such period.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.2(a).

“Independent Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by an independent engineer, with respect to the Sand Reserves owned by the Borrower or its Subsidiaries which report shall specify the location, quantity, and type of the estimated Sand Reserves.

“Information” has the meaning set forth in Section 9.8.

“Initial Financial Statements” means the audited consolidated financial statements of Hi-Crush Inc. and its Subsidiaries for the fiscal year ended December 31, 2019 and the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2020, in each case including statements of income, retained earnings, changes in equity and cash flow for such fiscal period as well as a balance sheet as of the end of each such fiscal period, all prepared in accordance with GAAP.

“Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit I among the Administrative Agent, Exit Convertible Notes Representative, and Credit Parties party thereto, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (including, without limitation, the amortization of debt discount and premium and the interest component under Capital Leases and the arrangement and upfront fees paid pursuant to the Fee Letters) as determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Revolving Borrowing of Eurodollar Loans with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, on the date any Eurodollar Loan is repaid and the Maturity Date (in each case unless any such date shall not be a Business Day in which case such payment shall be made on the next succeeding Business Day).

“Interest Period” means for each Eurodollar Loan comprising part of the same Revolving Borrowing, the period commencing on the date of such Eurodollar Loan is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3. The duration of each such Interest Period shall be one (1), two (2), three (3) or six (6) months, in each case as the Borrower may select, provided that:

(a)	Interest Periods commencing on the same date for Loans comprising part of the same Revolving Borrowing shall be of the same duration;

(b)

whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)

any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)	the Borrower may not select any Interest Period for any Loan which ends after the Scheduled Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment” has the meaning set forth in Section 6.3.

“Investment Grade Eligible Account” means any Eligible Account of any Credit Party which is owing by an Account Debtor whose securities are rated BBB- or better by S&P or Baa3 or better by Moody’s.

“Issuing Lender Sublimit” means, as of the Effective Date, (a) $10,000,000, in the case of JPMCB and (b) $25,000,000, in the case of Amegy; provided that any Issuing Lender shall be permitted at any time to increase its Issuing Lender Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower. For the avoidance of doubt, while the Issuing Lender Sublimits total in excess of the Facility Limit and the Letter of Credit Maximum Amount, the Letter of Credit Exposure shall not exceed the Letter of Credit Maximum Amount or the Facility Limit and the Aggregate Revolving Credit Exposure shall not exceed the Facility Limit.

“Issuing Lenders” means, collectively, JPMCB and Amegy.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Landlord Agreement” means a lien waiver or subordination agreement from the owner of real property regarding the subordination of its landlord’s lien covering leased real property.

“Lead Arranger” means JPMCB in its capacity as sole lead arranger and sole bookrunner hereunder.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulation T, Regulation U and Regulation X.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, any Issuing Lender or any other Lender.

“Lender-Related Person” has the meaning set forth in Section 9.2(b).

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13 and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued or deemed issued by an Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the relevant Issuing Lender.

“Letter of Credit Application” means an Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of the Commercial Letter of Credit Exposure and the Standby Letter of Credit Exposure at such time. The Letter of Credit Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate Letter of Credit Exposure at such time. .

“Letter of Credit Maximum Amount” means $25,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. dollars for a period equal in length to such Interest Period) as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of any date of determination, the sum of (a) Availability and (b) (without duplication) the aggregate amount of cash and cash equivalents of the Borrower or any of other Credit Parties at such time, excluding (i) any cash or cash equivalents not held in a Controlled Account, (ii) any cash and cash equivalents which are pledged to secure any Credit Party’s obligations under any letter of credit, surety bond or other similar obligation and (iii) Eligible Cash.

“Loans” means each of the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Revolving Note, the Guaranty or any other Credit Document; (d) in any right or remedy of any Secured Party under any Credit Document; or (e) the Collateral, or the Administrative Agent’s liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens.

“Material Contract” means each of (a) the Exit Convertible Notes Documents (b) any contract of the Borrower and its consolidated Subsidiaries (i) to which at least 10% of the Borrower’s consolidated revenue for the four-fiscal quarter period most recently ended is attributable or (ii) which creates obligations for the Borrower or any of its subsidiaries in excess of $7,500,000, in each case, as each such contract is amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date and (b) the date all of the Loans become due and payable under the Credit Documents, whether by acceleration or otherwise.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Mortgage Policies” has the meaning set forth in Section 5.22(b).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Prepayment Event, all cash and Liquid Investments received in respect of such Prepayment Event after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred (including attorneys’, accountants’, investment bankers’, consultants’ or other customary fees and expenses); (b) payment of any outstanding obligations relating to such Property paid in connection with any such Prepayment Event; and (c) taxes paid or reasonably estimated to be payable within one year after such Prepayment Event as a result thereof and as a result of any gain recognized in connection therewith.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.2(b).

“Non-Investment Grade Eligible Account” means any Eligible Account of any Credit Party which is owing by an Account Debtor whose securities are rated worse than BBB- by S&P and worse than Baa3 by Moody’s.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lenders, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease that constitutes an operating lease under GAAP.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation of incorporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning set forth in Section 9.7(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means (a) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action to which the satisfaction of the Payment Conditions is being determined, (b) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, either (i) (A) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.10:1.00 and (B) Availability is at least, at such time and for the immediately preceding thirty (30) days, the greater of (1) $12,500,000 and (2) 15% of the Facility Limit or (ii) Availability is at least, at such time and for the immediately preceding thirty (30) days, the greater of (x) $20,000,000 and (y) 20% of the Facility Limit and (c) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, the difference of (i) the Borrowing Base minus (ii) Eligible Cash is greater than the aggregate Revolving Credit Exposure.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Holders” means the Exit Convertible Note Holders as of the Effective Date.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Refinancing” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount of such Permitted Refinancing is not greater than the outstanding principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) the weighted average life to maturity of such Permitted Refinancing is no shorter than the weighted average life to maturity of such Refinanced Debt, (d) the documentation evidencing such Permitted Refinancing contains representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement, (e) (i) if the Refinanced Debt is unsecured, the Permitted Refinancing is unsecured or (ii) if the Refinanced Debt is secured, the Permitted Refinancing is not secured by any collateral that does not secure the Refinanced Debt or on a greater priority than the Refinanced Debt, (f) if such Refinanced Debt or any guarantees in respect thereof are subordinated to the Obligations, such Permitted Refinancing remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders and (g) the direct and contingent obligors with respect to such Permitted Refinancing are the same as the direct and contingent obligors with respect to such Refinanced Debt.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 5.2.

“Premises” has the meaning set forth in Section 5.22.

“Prepayment Event” means (a) the sale, transfer or other disposition of assets by the Borrower or its Subsidiaries in a single transaction or series of related transactions that yields Net Cash Proceeds other than asset sales permitted by Section 6.8(a), Section 6.8(b), Section 6.8(c), Section 6.8(d), Section 6.8(e), Section 6.8(f), Section 6.8(g) or Section 6.8(h) (b) the receipt of any Net Cash Proceeds by any Person from the issuance of any Debt by the Borrower or any Subsidiary not permitted hereunder and (c) the receipt by the Borrower or any Subsidiary of Net Cash Proceeds in excess of $250,000 in respect of one or more Casualty Events.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the Aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans at such time to the total aggregate outstanding Loans at such time.

“Projections” has the meaning set forth in Section 5.2(f).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.25.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-182574) filed by the Borrower with the SEC, amended as of August 21, 2012.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Credit Parties from information furnished by or on behalf of the Borrower, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders and Affiliated Lenders) having Revolving Credit Exposures and Unused Commitments representing at least 50% of the sum of the Aggregate Revolving Credit Exposure and Unused Commitments at such time; provided that, as long as there are three (3) or fewer such Lenders (other than Default Lenders and Affiliated Lenders), Required Lenders shall mean all Lenders.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves applicable to Availability, reserves applicable to the Borrowing Base, reserves for accrued and unpaid interest on the Secured Obligations, reserves applicable to Banking Services, volatility reserves, reserves for dilution of Accounts, reserves for obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Credit Party.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, or Chief Financial Officer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer,

President, or Chief Financial Officer, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or other distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of any Debt incurred under Section 6.1(c), (j) or (r) of such Person.

“Revolving Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Loans of a different Type pursuant to Section 2.3(c).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Exposure at such time.

“Revolving Note” means a promissory note of the Borrower payable to a Lender, in substantially the same form as Exhibit G, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) of this definition or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Sand Reserves” means (a) at any particular time, the estimated quantities of sand which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under then existing economic and operating conditions (i.e., prices and costs as of the date of the estimate is made) and (b) any fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted sand in, under, or attributable to the properties described in the foregoing clause (a).

“Scheduled Maturity Date” means August 1, 2023.

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (c) all obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements; provided that the “Secured Obligations” shall not include any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, the Swap Counterparties and Banking Services Providers.

“Securities Account” has the meaning set forth in the UCC.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit H.

“Security Documents” means, collectively, the Mortgages, Security Agreement, the Intercreditor Agreement, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Account Debtor” means each of EOG Resources and Chevron; provided, that EOG Resources and Chevron shall constitute “Specified Account Debtors” only so long as their respective securities are rated BBB- or better by S&P and Baa3 or better by Moody’s.

“Standby Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all Letter of Credit Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Standby Letter of Credit Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Standby Letter of Credit Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lender” has the meaning set forth in Section 2.13.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning set forth in Section 9.25.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower, (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the Controlled Group, or (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16 that is not Term SOFR.

“Total Debt” means, at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis.

“Total Leverage Ratio” means, at any date, the ratio of (a) Total Debt on such date to (b) consolidated EBITDA for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which financials have been delivered pursuant to Section 5.2(a), Section 5.2(b) or Section 5.2(c)); provided that for the purposes of determining the ratio described above, EBITDA for the fiscal quarters ending September 30, 2020, December 31, 2020 and March 31, 2021 shall equal (i) EBITDA for the one fiscal quarter period ending September 30, 2020 multiplied by 4, (ii) EBITDA for the two fiscal quarter period ending December 31, 2020 multiplied by 2 and (iii) EBITDA for the three fiscal quarter period ending March 31, 2021 multiplied by 4/3, respectively.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed (a) with the proceeds of any Debt (other than the Loans), (b) with the proceeds of (i) the sale, trade, exchange or other disposition of any asset or (ii) any Casualty Event, (c) with the proceeds from the issuance of Equity Interests by the Borrower, (d) as a part of an Investment permitted by Section 6.3 or an Acquisition permitted by Section 6.4, including any portion of the purchase price thereof that is classified as a fixed or capital asset on the consolidated balance sheet of the Borrower prepared in accordance with GAAP or (e) with any combination of the foregoing

“Unfunded Loans” has the meaning set forth in Section 2.11(a).

“Unused Commitment” means, at any time and with respect to any Lender, the difference between the amount of such Lender’s Commitment and the amount of such Lender’s Revolving Credit Exposure at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.25.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.12(f)(ii)(B)(3).

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Initial Financial Statements.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of December 31, 2018 in accordance with GAAP and any similar lease entered into after December 31, 2018 by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease; provided that, notwithstanding the foregoing, all financial statements of the Credit Parties with respect to operating leases shall be calculated as required by and in accordance with GAAP.

Section 1.4. Types of Loans. Loans are distinguished by “Type”. The “Type” of a Loan refers to the determination of whether such Loan is an ABR Loan or a Eurodollar Loan.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. Terms defined in the UCC which are not otherwise defined in this Agreement or in any other Credit Document, as applicable, are used herein and/or therein as defined in the UCC.

Section 1.6. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Commitments.

(a) Commitment. Each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date, in an aggregate amount not to exceed such Lender’s Commitment; provided that (i) after giving effect to such Loans, the sum of the aggregate outstanding amount of all Loans plus the Letter of Credit Exposure shall not exceed the Facility Limit and (ii) the sum of the outstanding amount of Loans and Letter of Credit Exposure of each Lender shall not exceed such Lender’s Pro Rata Share of the Facility Limit. Within the limits of the Facility Limit and subject to the terms and conditions set forth herein, the Borrower may from time to time borrow, prepay and reborrow Loans.

(b) Reduction of the Commitments. The Borrower shall have the right, upon at least three (3) Business Days’ irrevocable notice (which notice shall specify such election and the effective date thereof) to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice to terminate in whole the Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Revolving Notes. The indebtedness of the Borrower to each Lender resulting from Loans owing to such Lender shall be evidenced by a Revolving Note if so requested by such Lender.

Section 2.2. Letters of Credit.

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lenders agree in reliance upon the agreements of the other Lenders set forth in this Section 2.2, (i) that the Existing Letters of Credit shall be deemed issued under this Agreement on and after the Effective Date and shall constitute Letters of Credit for all purposes hereunder and under the Credit Documents and (ii) from time to time on any Business Day during the period from the Effective Date until the fifth Business Day prior to the Scheduled Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the Facility Limit minus (2) the Aggregate Revolving Credit Exposure;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one (1) year after its issuance or extension and (B) five (5) Business Days prior to the Scheduled Maturity Date; provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), the Borrower shall either (y) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (z) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the applicable Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for the automatic extension thereof so long as the requirements in Section 2.2(b) are met;

(iii) unless such Letter of Credit is (A) a standby letter of credit not supporting the repayment of indebtedness for Borrowed Money of any Person, or (B) with the consent of the applicable Issuing Lender and so long as the Borrower has agreed to such additional fees which may apply, a commercial letter of credit;

(iv) unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Lender in its reasonable discretion;

(v) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) with respect to Commercial Letters of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) with respect to Standby Letters of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing such Letter of Credit, or any applicable requirement of law relating to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;

(viii) if the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (xi) below, regardless of the date enacted, adopted, issued or implemented;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender;

(xi) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement; or

(xii) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract, in each case, if the applicable Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited.

Each Existing Letter of Credit, as of the Effective Date, shall be a Letter of Credit deemed to have been issued pursuant to the Commitments and shall constitute a portion of the Letter of Credit Exposure.

(b) Requesting Letters of Credit. Each Letter of Credit (other than the Existing Letters of Credit which are deemed issued hereunder) shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the applicable Issuing Lender by electronic mail or other writing prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein, including identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with the requirements of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Lender, the Borrower also shall submit a Letter of Credit Application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, such Issuing Lender shall before 2:00 p.m. (Chicago, Illinois time) on the date of such Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Lender shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding Letter of Credit Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Lender’s Issuing Lender Sublimit; provided that any Issuing Lender may agree in its sole discretion and in writing to issue, amend, renew or extend a Letter of Credit in excess of its Issuing Lender Sublimit; provided, further that, for the avoidance of doubt, (i) any such agreement shall not be deemed to increase such Issuing Lender’s Issuing Lender Sublimit and shall be made on a case-by-case basis without any consideration to previous agreements pursuant to the first proviso of this sentence with respect to the applicable Letter of Credit (in the case of an amendment, renewal or extension) or otherwise, (ii) no Lender’s Revolving Credit Exposure shall exceed its Commitment, (iii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate

Commitments and (iv) the Letter of Credit Exposure shall not exceed the Letter of Credit Maximum Amount. Any Letter of Credit so issued by an Issuing Lender in excess of its individual Issuing Lender Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Lender Sublimit of any other Issuing Lender, subject to the limitations on the aggregate Letter of Credit Exposure set forth in Section 2.2(a)(i). If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”), it being understood that such discretion has been so exercised with respect to the Existing Letters of Credit; provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the fifth Business Day prior to the Scheduled Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (i) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause Section 2.2(a), Section 3.2 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 are not then satisfied.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) If an Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement (x) not later than 11:00 a.m., Chicago time, on the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (y) if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, on the day of receipt. Upon the applicable Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to such Issuing Lender thereunder be satisfied with the proceeds of an ABR Loan in the same amount (notwithstanding any minimum size or increment limitations on individual Loans). If the Borrower does not make such request and does not otherwise make the payments demanded by such Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Loan in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to such Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Loan, to transfer the proceeds thereof to such Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Loan to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the

Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lenders acting as Issuing Lenders) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Loan pursuant to Section 2.2(c)(i) and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3(b), or (C) a Default exists, make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Loan not later than 11:00 a.m., Chicago, Illinois time, on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Lender.

(iii) If any such Lender shall not have so made its Loan available to the Administrative Agent pursuant to this Section 2.2. such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Effective Rate for such day for the first three days and thereafter the interest rate applicable to the Loan and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Loan was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Loan pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against any Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement or any representation or warranty herein by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify each such participant Lender by electronic mail or telephone of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents or this Agreement, or any term or provision therein or herein;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to Section 2.2(g);

(v) payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2(e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Payments in respect of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the fifth Business Day prior to the Scheduled Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the fifth Business Day prior to the Scheduled Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Administrative Agent, the Lenders, nor any Issuing Lender nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with:

(i) the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder);

(ii) any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender;

(iii) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(iv) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);

(v) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(vi) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including any Issuing Lender’s own negligence),

except that the Borrower shall have a claim against an Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance and not in limitation of the foregoing, such Issuing Lender may either accept and make payment upon documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Cash Collateral Account; Eligible Cash Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.2(f), 2.2(h)(iv), 2.2(i), 2.4(c), 2.14, or 7.2(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall, to the extent not already established, establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lenders to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Required Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(iv) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (A) to the extent not already established, establish a Deposit Account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Cash Collateral Account”), (B) execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein including and (C) deposit into the Cash Collateral Account an amount in cash equal to 105% of the amount of the Letter of Credit Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the Cash Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse one or both Issuing Lenders for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such fund.

(v) Notwithstanding the foregoing or anything to the contrary contained herein, so long as (A) no Default has occurred and is continuing and (B) Availability exceeds $1,000,000 for the immediately preceding twenty-eight (28) consecutive days, then subject to Borrower’s delivery of a pro forma Borrowing Base Certificate, Borrower may request that Eligible Cash in an amount equal to the lowest amount by which Availability exceeded $1,000,000 in the immediately preceding twenty-eight (28) consecutive days be transferred to another Controlled Account of the Credit Parties that is not fully-blocked, it being understood that upon such transfer, Eligible Cash shall be reduced by the amount of such transferred cash. Upon such request, the Administrative Agent shall promptly transfer such cash as directed by the Borrower.

(i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lenders, the Borrower shall, subject to Section 2.14(d), deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

(j) Letters of Credit Issued for Guarantors or any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse any Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by any Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

(k) Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Lender has made or will make an Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such Letter of Credit Disbursement.

(l) Interim Interest. If any Issuing Lender shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to Section 2.2(c), then Section 2.7(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.2(c) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

Section 2.3. Loans.

(a) Generally.

(i) Each Loan shall be made as part of a Revolving Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(ii) Subject to Section 2.16, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) Each Revolving Borrowing shall (i) if comprised of ABR Loans be in an aggregate amount not less than $500,000 and in integral multiples of $50,000 in excess thereof; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Facility Limit or that is required to finance the reimbursement of an Letter of Credit Disbursement as contemplated by Section 2.2(c)(i), (ii) at the commencement of each Interest Period for any Eurodollar Revolving Borrowing, if comprised of Eurodollar Loans be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Revolving Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Revolving Borrowings outstanding.

(iv) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(b) Notice. Each Revolving Borrowing, shall be made pursuant to the applicable Notice of Borrowing submitted by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Chicago, Illinois time) on the third Business Day before the date of the proposed Revolving Borrowing, in the case of a Eurodollar Loan or (ii) 10:00 a.m. (Chicago, Illinois time) on the Business Day on the date of the proposed Revolving Borrowing, in the case of a ABR Loan, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Revolving Borrowing, by electronic mail. Each Notice of Borrowing shall be submitted by electronic mail, specifying (A) the requested date of such Revolving Borrowing, which shall be a Business Day, (B) the requested Type of Loans comprising such Revolving Borrowing, (C) the aggregate amount of such Revolving Borrowing and (D) if such Revolving Borrowing is to be comprised of Eurodollar Loans, the requested Interest Period to be applicable to each such Loan, which shall be a period contemplated by the definition of the term “Interest Period”. Each Lender shall, before 12:00 p.m. (Chicago, Illinois time) on the date of such Revolving Borrowing (or, in the case of Revolving Borrowings on the Effective Date, 2:00 p.m. (Chicago, Illinois time)), make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9 or such other location as the Administrative Agent may specify by notice to the Lenders, solely by wire transfer of immediately available funds, such Lender’s Pro Rata Share of such Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Notice of Borrowing; provided that ABR Loans made to finance the reimbursement of an Letter of Credit Disbursement as provided in Section 2.2(c) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(c) Conversions and Continuations. In order to elect to Convert or continue a Loan under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Chicago, Illinois time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a

ABR Loan and (ii) at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Loan. Each such Notice of Continuation or Conversion shall be in writing or by electronic mail, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the amount and Type of the Loan to be Converted or continued, (C) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Loan, and (D) in the case of a Conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Loan, notify each Lender of the applicable interest rate under Section 2.7(b). The portion of Loans comprising part of the same Revolving Borrowing that are Converted to Loans of another Type shall constitute a new Revolving Borrowing. If the Borrower fails to deliver a timely Notice of Continuation or Conversion with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

(d) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above,

(i) at no time shall there be more than seven (7) Interest Periods applicable to outstanding Eurodollar Loans;

(ii) the Borrower may not select Eurodollar Loans for any Revolving Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Loans or to fund or maintain Eurodollar Loans, (A) the obligation of such Lender to make such Eurodollar Loan as part of the requested Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Revolving Borrowing or any subsequent Revolving Borrowing of Eurodollar Loans shall be made in the form of a ABR Loan, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Required Lenders shall notify the Administrative Agent that the LIBO Rate for Eurodollar Loans comprising such Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans, as the case may be, for such Revolving Borrowing, the right of the Borrower to select Eurodollar Loans for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Revolving Borrowing shall be an ABR Loan; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will be made available to the Borrower on the date of such Revolving Borrowing as Eurodollar Loans with an Interest Period duration of one month or, in the case of continuation of an existing Loan, Convert into ABR Loans.

(e) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c), shall be irrevocable and binding on the Borrower.

(f) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Revolving Borrowing.

Section 2.4. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.4 and all notices given pursuant to this Section 2.4 shall, except as provided in this Section 2.4, be irrevocable and binding upon the Borrower. Each payment of any Loan pursuant to this Section 2.4 shall be made in a manner such that all Loans comprising part of the same Revolving Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.14.

(b) Optional. The Borrower may elect to prepay any of the Loans without penalty or premium except as set forth in Section 2.9 and after giving by 10:00 a.m. (Chicago, Illinois time) (i) in the case of Eurodollar Loans, at least three Business Days’ or (ii) in case of ABR Loans, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Borrowing or portion thereof to be prepaid; provided that any such notice may be conditioned on a transaction from which the cash proceeds are to be applied to such prepayment. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice to prepay any Loans if such repayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7 and any break funding payments required by Section 2.9. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Revolving Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (B) each optional prepayment of ABR Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice of prepayment under this Section 2.4(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Mandatory.

(i) On any date that (A) the sum of the outstanding principal amount of all Loans plus the Letter of Credit Exposure exceeds (B) the Facility Limit, as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within one (1) Business Day, to the extent of such excess, first prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and second make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(ii) If any Credit Party receives any Net Cash Proceeds in respect of any Prepayment Event, then the Borrower shall, no later than three (3) Business Days following the receipt thereof, apply (A) in respect of any sale, transfer or other disposition of ABL Priority Collateral or receipt of Net Cash Proceeds in connection with a Casualty Event involving ABL Priority Collateral, an amount equal to 100% of such Net Cash Proceeds first to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and second to make deposits into the Cash Collateral Account to provide cash collateral up to the amount of such Letter of Credit Exposure and, in each case, if any such ABL Priority Collateral was included in the calculation of the Borrowing Base, the Borrower shall deliver a Borrowing Base Certificate including pro forma adjustments for such sale and/or Casualty Event concurrently with the making of any prepayment required by this Section 2.4(c)(ii) and (B) in respect of any other Prepayment Event, an amount equal to 100% of such Net Cash Proceeds that were not used to prepay the Exit Convertible Notes.

(iii) If the Borrower and its Subsidiaries have Excess Cash as of the end of the last Business Day of any calendar week, the Borrower shall prepay Revolving Borrowings on the immediately following Business Day, which prepayment shall be in an amount equal to the lesser of (i) the amount of such Excess Cash as of the end of such immediately preceding Business Day and (ii) the aggregate principal amount of Loans then outstanding. Each prepayment of Revolving Borrowings pursuant to this Section 2.4(c)(iii) shall be applied to Revolving Borrowings, first, ratably to any ABR Loans then outstanding, and, second, to any Eurodollar Loans then outstanding, and if more than one Eurodollar Loan is then outstanding, to each such Eurodollar Loan in order of priority beginning with the Eurodollar Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Loan with the most number of days remaining in the Interest Period applicable thereto. Prepayments pursuant to this Section 2.4(c)(iii) shall be accompanied by break funding payments to the extent required by Section 2.9.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to (i) pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date and (ii) and the cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the Letter of Credit Exposure for such Letters of Credit and subject to documentation reasonably satisfactory to the Issuing Lenders on the Maturity Date. Upon the Maturity Date of any of the Secured Obligations under this Agreement or any of the other Credit Documents, the Lenders shall be entitled to immediate payment and cash collateralization of such Secured Obligations.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.6. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the rate of 0.50% per annum on the daily amount of the aggregate Unused Commitment of each Lender (determined for each calendar month as of the end of each such calendar month) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility fees accrued through and including the last day of each calendar quarter shall be payable in arrears commencing, with respect to such fees accrued through and including December 31, 2020, on the fifth day following such date and continuing thereafter, on the first Business Day of each January, April, July and October of each year and on the date on which the Commitments terminate; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Fees for Letters of Credit. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to the applicable Issuing Lender (A) a fronting fee to be agreed by the Borrower and the applicable Issuing Lender on the face amount of each Letter of Credit issued by such Issuing Lender, together with (B) the applicable Issuing Lender’s standard documentary, processing, administrative, issuance, amendment and negotiation fees in connection with Letters of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, as well as such Issuing Lender’s standard fees with respect to the renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable in arrears commencing, with respect to such fees accrued through and including December 31, 2020, and continuing thereafter, on the first (1st) Business Day of each January, April, July and October of each calendar year; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Lender, as the case may be) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(d) Fee Letters. The Borrower agrees to pay the fees as set forth in the Fee Letters.

Section 2.7. Interest.

(a) ABR Loans. Each ABR Loan shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Margin for ABR Loans for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Loans which are ABR Loans on the applicable Interest Payment Date.

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest during its Interest Period equal to at all times the LIBO Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Loans on the applicable Interest Payment Date.

(c) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.7(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate as set forth in Section 2.7(d).

(d) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.7(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on the otherwise required Interest Payment Dates hereunder.

Section 2.8. Illegality. If any Lender shall notify the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Loans of such Lender then outstanding hereunder, (a) all Eurodollar Loans of such Lender that are then the subject of any Notice of Borrowing and that cannot be lawfully funded shall be funded as ABR Loans of such Lender, (b) all Eurodollar Loans of such Lender shall be Converted automatically to ABR Loans of such Lender on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by such change in circumstances, and (c) the right of the Borrower to select Eurodollar Loans from such Lender for any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.9. Breakage Costs. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.4(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event (other than loss of profit). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.10. Increased Costs.

(a) Eurodollar Loans. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Taxes described in Clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(b) Computations. All computations of interest for ABR Loans based upon the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(i) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Revolving Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c) Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(e) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(f) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Loans that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Loans”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Loans made by the Non-Defaulting Lenders as part of the original Revolving Borrowing to which the Unfunded Loans applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Loans under more than one Revolving Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Loans shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Revolving Notes not later than 1:00 p.m. (Chicago, Illinois time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Revolving Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8. 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, a specific Issuing Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.14, the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Loans made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Loan with respect to a Revolving Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Loans, then, after taking into account any setoffs made pursuant to Section 2.11(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Loans and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share. The provisions of this Section 2.11(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11(e) shall apply).

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of any Credit Party under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by an applicable Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower will indemnify each Recipient, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(d).

(e) Evidence of Tax Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Withholding Reduction or Exemption. (i) Each Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments under this Agreement or under any other Credit Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, if reasonably requested by the Borrower and to the extent that it is legally entitled to do so, deliver to Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (B) and, (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or;

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.12; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such selection or change.

(h) Tax Credits and Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j) Definitions. For purposes of this Section 2.12, the term “Lender” includes the Issuing Lenders and the term “applicable Legal Requirements” includes FATCA.

Section 2.13. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.10 or 2.12 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert ABR Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.3(d)(iii) or Section 2.8, (c) any Lender is a Defaulting Lender or (d) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Credit Document that requires the consent of all Lenders, each Lender or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) (any such Lender described in any of the preceding clauses (a) through (d), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Loans and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal

Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.13, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.14.

Section 2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.5 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize Letter of Credit Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Sections 9.3(a) and 9.3(b)) and the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.3) or under any other Credit Document; provided, that, except as otherwise provided in Section 9.3, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

(d) if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(h) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(a) and Section 2.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ respective Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(c), and Letter of Credit Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Lenders shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

Section 2.15. Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Scheduled Maturity Date, the Borrower may effectuate one or more increases in the Aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any existing Lender, to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $5,000,000, (ii) all Commitments and Loans provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments and Loans except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases shall not exceed an amount equal to the sum of $75,000,000, and (iv) such Commitment Increase shall not effect an increase in the Aggregate Commitments if the Maturity Date has occurred. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Borrower and the Guarantors with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Loans to be made by each such Lender to effect the prepayment requirement set forth in Section 2.4(c)(iii), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) On such Increase Date, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Commitment on such date as a percentage of the Aggregate Commitments on such date) without further action by any party.

Section 2.16. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Revolving Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Revolving Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Continuation or Conversion that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Revolving Borrowing, such Revolving Borrowing shall be made as an ABR Revolving Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.16.

(f) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.17. Cash Dominion. At all times subject to the following sentence, all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) of the Credit Parties shall be Controlled Accounts. The Credit Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) established after the Effective Date, enter into and deliver to the Administrative Agent an Account Control Agreement and/or lockbox agreement, in each case in form and substance acceptable to the Administrative Agent, concurrently with the establishment of such Deposit Account, Securities Account or Commodity Account (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account). Each Credit Party shall be subject to cash dominion at all times (i) during the period beginning on the Effective Date and ending on the 7-Month Financials Delivery Date and (ii) thereafter, at any time a Covenant/Dominion Trigger Period has occurred and is continuing (each such period in the foregoing clauses (i) and (ii), a “Cash Dominion Period”). During any Cash Dominion Period, cash on hand and collections which are received into any Controlled Account, and, to the extent necessary, any securities held in any Securities Account, shall be liquidated and the cash proceeds thereof shall be swept on a daily basis into the Concentration Account and used to prepay Loans outstanding under this Agreement in accordance with Section 2.4. All proceeds of any Loans shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Effectiveness. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.3) (such date, the “Effective Date”):

(a) Documentation. The Administrative Agent shall have received the following and, if applicable, they shall be duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (which, subject to Section 9.14, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page):

(i) this Agreement and all attached Exhibits and Schedules and the Revolving Notes payable to each applicable Lender;

(ii) the Guaranty;

(iii) the Security Agreement, together with appropriate UCC-1 financing statements necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) certificates of insurance naming the Administrative Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(v) (A) at least five (5) Business Days prior to the Effective Date, drafts of the Exit Convertible Note Documents and (B) on or prior to the Effective Date, certified true and complete copies of the Exit Convertible Notes Documents, subject to satisfaction of the Exit Note Documentation Requirements;

(vi) the Intercreditor Agreement;

(vii) [Reserved];

(viii) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date the conditions precedent in Sections 3.1(c), (e), (h), (j), (p), (r), (v) and (w) have been met;

(ix) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) resolutions of its board of directors, members, general partner or other body authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and (C) Organization Documents;

(x) certificates of good standing (or the substantive equivalent available) for each Credit Party from the appropriate governmental officer in each jurisdiction in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than thirty (30) days prior to Effective Date or (B) otherwise effective on the Effective Date;

(xi) legal opinions of Latham & Watkins LLP, as counsel to the Credit Parties and other customary local counsel opinions, each in form and substance reasonably acceptable to the Administrative Agent; and

(xii) lien searches with respect to each of the Credit Parties as the Administrative Agent or any Lender may reasonably request no less than ten (10) Business Days prior to the Effective Date.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby. Any consents or authorizations received pursuant to this Section 3.1(b) shall be on reasonably satisfactory terms and shall be in full force and effect on the Effective Date.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on and as of the Effective Date before and after giving effect to the initial Revolving Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Revolving Borrowing as though made on and as of such date (other than any such representation and warranty that by its terms refers to a specified earlier date, which shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date before and after giving effect to the deemed issuance of the Letters of Credit on the Effective Date).

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of the Exit Convertible Notes made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Other Proceedings. Other than the Chapter 11 Cases, no action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the Borrower’s knowledge, threatened, and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby, or (ii) which could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all existing environmental reports (including all available Phase I Environmental Site Assessment reports and Phase II Environmental Site Assessment reports), and such other reports, audits or certifications in the possession of the Credit Parties as it may reasonably request.

(g) [Reserved].

(h) Material Adverse Change. Since July 12, 2020, there shall not have occurred any event, development or circumstance that has caused, or that could reasonably be expected to result in, a Material Adverse Change other than the Chapter 11 Cases.

(i) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Revolving Borrowings made hereunder on the Effective Date, the Borrower and each Guarantor is Solvent (assuming, with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j) Liquidity. The Liquidity of the Borrower and its Subsidiaries shall not be less than $12,500,000.

(k) [Reserved].

(l) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, for each Credit Party, in each case no later than ten (10) Business Days prior to the Effective Date to the extent reasonably requested by the Lenders at least fifteen (15) Business Days in advance of the Effective Date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least fifteen (15) days prior to the Effective Date, the Administrative Agent and any Lenders who have provided a written request therefor shall have received a Beneficial Ownership Certification with respect to the Borrower.

(m) [Reserved].

(n) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end immediately preceding week.

(o) [Reserved].

(p) Other Debt. On the Effective Date, after giving effect to any Loans made or Letters of Credit issued hereunder and the issuance of the Exit Convertible Notes on the Effective Date, neither the Borrower nor its Subsidiaries, on a consolidated basis, shall have Debt in an aggregate principal amount in excess of $50,000,000, other than Debt in respect of any undrawn Letters of Credit as of the Effective Date.

(q) Liens. The Administrative Agent shall have received evidence reasonably satisfactory to it that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(r) Availability. After giving effect to all Loans to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Credit Parties’ indebtedness, liabilities and obligations current, Availability shall not be less than $0.

(s) [Reserved].

(t) [Reserved].

(u) Regulatory Matters. No part of the proceeds of any Loans or Letters of Credit will be used for any purpose that would violated the applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(v) Compliance with Law. The making of the Loans and the issuance or renewal of Letters of Credit hereunder shall not violate any requirement of laws and shall not be enjoined, temporarily, preliminarily or permanently.

(w) Event of Default. As of the Effective Date and after giving effect to the initial Revolving Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Revolving Borrowing, no Default or Event of Default hereunder shall have occurred and be continuing.

(x) [Reserved].

(y) [Reserved].

(z) [Reserved].

(aa) Confirmation of Approved Plan and Approval Hereof. The Confirmation Order shall have been entered by the Bankruptcy Court, which order shall (i) be reasonably satisfactory to the Administrative Agent, (ii) be in full force and effect, unstayed and final, and (iii) not have been modified or amended without the written consent of the Administrative Agent, reversed or vacated, (y) all conditions precedent to the effectiveness of the Approved Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Approved Plan in accordance with its terms shall have occurred contemporaneously with the Effective Date and (z) the transactions contemplated by the Approved Plan to occur on the effective date thereof shall have been substantially consummated on the Effective Date substantially contemporaneously with occurrence of the Effective Date hereunder in accordance with the terms of the Approved Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

Section 3.2. Conditions Precedent to Each Revolving Borrowing and to Each Issuance. Extension or Renewal of a Letter of Credit. The obligation of each Lender to make a Loan on the occasion of each Revolving Borrowing (including the initial Revolving Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.14, shall be subject to the further conditions precedent that on the date of such Revolving Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. After giving effect to any Loan or issuance, increase, renewal or extension of any Letter of Credit to be made on such date, the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit and the making of such Loan or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Default. No Default shall exist, and the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default.

(c) Consolidated Cash Balance. With respect to the Borrowing of a Loan only, the Consolidated Cash Balance on and as of the date of such Borrowing does not exceed the Consolidated Cash Threshold after giving pro forma effect to such Borrowing.

(d) Availability. At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, Availability shall not be less than $0.

(e) Facility Limit. At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Aggregate Revolving Credit Exposure shall not exceed the Facility Limit.

(f) Notices of Borrowing. With respect to a Borrowing of any Loan, the Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(g) Violation of Law. The making of such Loan or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not contravene any law and shall not be enjoined, temporarily, preliminarily or permanently.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Revolving Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing conditions have been met.

Section 3.3. Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Revolving Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Revolving Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1. Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except, in the case of (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Borrower has heretofore furnished to the Administrative Agent (i) the audited financial statements of Hi-Crush, Inc. for the fiscal year ended December 31, 2019 and (ii) the unaudited balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal quarters ended June 30, 2020.

(b) Each of the foregoing financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the entities for which such financial statements have been provided as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(c) Since July 12, 2020, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change other than as a result of those events leading up to and following commencement of the Chapter 11 Cases.

Section 4.5. Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all material real property, and good title to all material personal Property, in each case necessary for its business, and (b) none of the material Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens. As of the Effective Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5 and identified as owned real property, and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Subsidiaries are located at the fee owned or leased real property listed on Schedule 4.5 and identified as leased real property.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, budgets and pro forma financial information were furnished; it being understood that actual results may vary and such variances may be material.

Section 4.7. Litigation. Except as otherwise provided in Schedule 4.7 and the Chapter 11 Cases, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to environmental claims.

Section 4.8. Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) there has been no failure to satisfy the “minimum funding standards”, whether or not waived, under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably be expected to result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times since the date six months prior to the Effective Date been and is currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as disclosed on Schedule 4.10. to such Credit Parties’ knowledge, none of the present or previously owned or operated Property of any such Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, the Superfund Enterprise Management System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing and except as disclosed on Schedule 4.10. (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not reasonably be expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes and other impositions due and payable, in each case, which are material in amount, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14. Permits. Licenses. etc.. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 5.20. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. Following the application of the proceeds of each Loan or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.2 or Section 6.8 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt will be “margin stock”.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18. Security Interest. Each Credit Party has provided and authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19. Sanctions; Anti-Terrorism; Patriot Act; Anti-Corruption Laws.

(a) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Revolving Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(c) The operations of the Borrower and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Change.

(d) The Borrower and each of its Subsidiaries is in compliance with all Anti-Corruption Laws.

Section 4.20. Solvency. Before and after giving effect to the making of each Loan and the issuance, increase, or amendment of each Letter of Credit, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21. EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 4.22. Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, (a) preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal year, setting forth, commencing with the fiscal year ended December 31, 2022, in comparative form for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification, disclosure, exception or explanatory language as to the scope of such audit, other than solely as a result of the upcoming maturity of any Obligations, and such statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (A) such statements fairly, in all material respects, present the financial condition, results of operations, shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (B) there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP and (ii) a copy of the management discussion and analysis with respect to such financial statement. Notwithstanding the foregoing, with respect to the fiscal year ended December 31, 2020, the financial statements referred to in this Section 5.2(a) shall be audited for the period commencing on the Effective Date and ending on December 31, 2020.

(b) Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended March 31, 2021, (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or chief financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ or shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements; provided, that no comparisons to prior periods or year-to-day financials shall be required with respect to any periods prior to the Effective Date;

(c) Monthly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within thirty (30) days after the end of each calendar month, commencing with the calendar month ended November 30, 2020 (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such calendar month and for the portion of the Borrower’s fiscal year then ended, such consolidated statements to be certified by the chief executive officer or financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ or shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP and (ii) an operational report including, in each case, for the preceding calendar month (A) the volume of sand sold, (B) the revenue and tonnage of sand contracts sold, (C) the revenue and tonnage of sand spot sales, (D) the amount of sand produced and delivered, (E) the percentage of sold volume that was sold to exploration and production companies, (F) the percentage of sold volume that was sold FOB, (G) the percentage of sold volume sold in-basin and (H) the percentage of sold volume that was sold at the wellsite; provided, that no comparisons to prior periods or year-to-day financials shall be required with respect to any periods prior to the Effective Date;

(d) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a), (b), and (c) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or a financial officer of the Borrower;

(i) certifying, in the case of the financial statements delivered under Section 5.2(a) 5.2(b) or 5.2(c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iii) commencing with the Compliance Certificate for the 7-Month Financials Delivery Date, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the fiscal period covered by such financial statements (regardless of whether the financial covenant under Section 6.16 is then in effect); and

(iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Sections 5.2(a), 5.2(b) or 5.2(c) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) Quarterly Lender Calls. At least once per fiscal quarter, within ten (10) Business Days (or such later date as may be agreed by the Administrative Agent) following the delivery of the financial statements specified in clause (b) above with respect to the most recently ended fiscal quarter, the Borrower shall host a call for the Lenders to discuss the performance of the Borrower and its Subsidiaries during such fiscal quarter.

(f) Annual Budget; Projections. As soon as available and in any event within sixty (60) days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent (i) an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis and (ii) a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to a Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(h) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any agreement governing the Exit Convertible Notes or any other indenture, loan agreement, credit agreement, royalty agreement or similar agreement;

(i) Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, in each case, arising post-petition or not otherwise previously addressed pursuant to Section 4.7, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $1,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $1,000,000;

(j) Environmental Notices. (i) Promptly upon, and in any event no later than thirty (30) days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (A) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000, (B) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (C) concerning the filing of a Lien securing liabilities in excess of $1,000,000 described in clause (A) or (B) above upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located and (ii) promptly upon the reasonable request of the Administrative Agent, the Credit Parties shall provide all existing environmental reports (including all available Phase I Environmental Site Assessment reports and Phase II Environmental Site Assessment reports) and any such other report, audit or certification in the possession of the Credit Parties;

(k) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(l) Termination Events. As soon as possible and in any event (i) within thirty (30) days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any member of the Controlled Group proposes to take with respect thereto;

(m) Termination of Plans. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;

(q) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, the Credit Parties shall provide to the Administrative Agent a copy of any final management letter submitted to the Borrower or any Subsidiary by its independent accountants, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(r) Material Contracts. Promptly upon receipt thereof, the applicable Credit Party shall provide to the Administrative Agent a copy of any amendment of or notice of default under any Material Contract to which it is a party;

(s) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(t) Borrowing Base Certificates. As soon as available but in any event within twenty (20) days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, the Borrower shall deliver or cause to be delivered to the Administrative Agent a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that:

(i) (A) beginning on the Effective Date, until the earlier of (1) the 7-Month Financials Delivery Date and (2) the first date on which the difference between (x) the Borrowing Base minus (y) Eligible Cash exceeds the Aggregate Revolving Credit Exposure and (B) at all times after the occurrence and during the continuance of an Availability Trigger Period, the Borrower shall furnish to the Administrative Agent a Borrowing Base Certificate within three (3) Business Days of the last Business Day of each calendar week calculated as of the close of business on such last Business Day of such week, which shall contain a certification and supporting information demonstrating compliance with the financial covenant under Section 6.17 at all times during such week; and

(ii) if prior to the 7-Month Financials Delivery Date the Borrower is no longer required to deliver a weekly Borrowing Base Certificate pursuant to Section 5.2(t)(i), until the 7-Month Financials Delivery Date the Borrower shall furnish to the Administrative Agent a certification and supporting information within three (3) Business Days of the last Business Day of each calendar week demonstrating compliance with the financial covenant under Section 6.17 at all times during such week.

(u) Collateral Reporting. Prior to or concurrently with the delivery of each Borrowing Base Certificate from and after the Effective Date, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent, the Borrower shall deliver to the Administrative Agent:

(i) a detailed aging of the Borrower’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with the name and balance due for each Account Debtor;

(ii) a worksheet of calculations prepared by the Borrower to determined Eligible Accounts, such worksheets detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion;

(v) After-Acquired Property. If, subsequent to the Effective Date, a Credit Party shall acquire any (i) intellectual property or (ii) securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or any of the Security Documents, the Borrower shall promptly (and in any event within ten (10) Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Administrative Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Documents;

(w) Notice of Make-Whole Request. If, subsequent to the Effective Date, (i) a Credit Party makes a request for any “make-whole”, “minimum volume” or other similar payment referred to in clause (w) of the definition of “Eligible Accounts”, where such request is made in respect of an Account Debtor who has failed to take delivery of greater than 30% of the volume for which delivery is required to be taken during any three-month period under the applicable sales contract or (ii) a Credit Party receives a request from an Account Debtor for any “make-whole”, “minimum volume” or other similar payment referred to in clause (w) of the definition of “Eligible Accounts”, where such request is made in respect of such Credit Party who has failed to deliver the volume for which delivery is required to be made under the applicable sales contract, in each case the Borrower will provide prompt written notice of such request to the Administrative Agent (but in any event no later than five (5) Business Days after the date of such request), which written notice shall include a reasonably detailed description of the circumstances surrounding such request and the contemplated amount of such requested payment;

(x) Information Provided Under Exit Convertible Notes Documents: The Credit Parties shall provide to the Administrative Agent copies of all certificates, reports, notices and other information provided to the Exit Convertible Notes Representative or the Exit Convertible Noteholders pursuant to the Exit Convertible Notes Documents; and

(y) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request including, but not limited to, a list of customers of the Credit Parties.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Documents required to be delivered pursuant to this Section 5.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents.

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and reasonably acceptable to the Administrative Agent and with reputable insurers reasonably acceptable to the Administrative Agent.

(b) If requested by the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to the Administrative Agent. Subject to the terms of the Intercreditor Agreement, all policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as lender’s loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance with respect to the Credit Parties shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior written notice to the Administrative Agent.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.4(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, unless waived by the Administrative Agent in writing in its sole discretion, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.5 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall, subject to the Intercreditor Agreement, hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws, Sanctions, Anti-Corruption Laws, and the Patriot Act) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that this Section 5.4 shall not prevent any Credit Party from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established in compliance with GAAP.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto, in each case, which are material in amount, imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which are being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule 5.6 attached hereto within the time requirements set forth in Schedule 5.6 with respect to each Domestic Subsidiary of the Borrower created or acquired after the Effective Date.

Section 5.7. Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the applicable Issuing Lender in such Issuing Lender’s sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Domestic Subsidiary now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents or otherwise to ensure that the Administrative Agent has an Acceptable Security Interest in such Property.

Section 5.8. Deposit Accounts. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their principal operating accounts and other deposit accounts with a Lender or any other bank that is reasonably acceptable to the Administrative Agent. Each Credit Party shall, and shall cause each of its Subsidiaries to, ensure such deposit accounts and all securities accounts (other than Excluded Accounts) are subject to Account Control Agreements in accordance with the terms of Section 2.17; provided that, notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the requirements of this Section 5.8 shall not apply to deposit accounts constituting Excluded Deposit Accounts pursuant to clause (d) of the definition thereof.

Section 5.9. Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. From time to time upon reasonable prior notice (without limiting the provisions of Section 5.12), each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, (a) only the Administrative Agent on behalf of the Lenders may exercise inspection, examination or audit rights under this Section 5.9 and (b) the Borrower shall bear the cost of only two (2) such inspections per fiscal year.

Section 5.10. Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change; provided, however, that no Credit Party shall be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Credit Party and the loss thereof is not adverse in any material respect to such Credit Party or the Lenders.

Section 5.11. Royalty Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, timely pay all amounts owing pursuant to any royalty agreement to which the Borrower or any of its Subsidiaries is a party except where the failure to do so (a) does not materially impair the ability of the Borrower and its Subsidiaries to use the Property subject to any Lien created by such royalty agreement in its business and (b) could not reasonably be expected to result in a Material Adverse Change.

Section 5.12. Field Examinations.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to, upon the Administrative Agent’s request in the Administrative Agent’s Permitted Discretion, conduct field examinations, with respect to any Accounts included in the calculation of the Borrowing Base, at reasonable business times and upon reasonable prior notice to the Borrower; provided that: (i) if no Availability Trigger Period has occurred and is continuing, the Borrower shall bear the costs of only one such field examination in any fiscal year and (ii) during any period while an Availability Trigger Period has occurred and is continuing, the Borrower shall bear the cost of one (1) additional field examination in each fiscal year.

(b) [Reserved].

(c) If an Event of Default has occurred and is continuing, the Administrative Agent may perform any additional field examinations, and all such field examinations shall be performed at the Borrower’s sole cost and expense.

(d) Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field examinations, or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party, (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Borrower execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal, field exam, or collateral audit).

Section 5.13. [Reserved].

Section 5.14. Further Assurances.

(a) Subject to applicable law, each Credit Party will cause (i) each Domestic Subsidiary formed or acquired after the date of this Agreement or (ii) any Person that guarantees the Exit Convertible Notes after the Effective Date, to become a Credit Party by executing a joinder agreement and/or supplement to each of the applicable Security Documents. Upon execution and delivery thereof, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents.

(b) The Borrower shall, and shall cause each Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, fixture filings, notice, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 3.1, as applicable) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity of the security interests in the Collateral created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Credit Parties.

(c) Landlord Agreements. On the date that is ninety (90) days after the Effective Date, the Borrower shall have used commercially reasonable efforts to cause to be delivered to the Administrative Agent lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on Schedule 4.5 and to the extent required pursuant to Section 6.18. At any time after the Effective Date, if the Borrower shall hold, store or otherwise maintain any equipment or Inventory with a fair market value in excess of $500,000 that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by a Credit Party and located in the U.S., the Borrower shall use commercially reasonable efforts to cause to be delivered to the Administrative Agent lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering such premises.

Section 5.15. Compliance with Anti-Corruption Laws and Sanctions. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

Section 5.16. Accuracy of Information. The Credit Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.16; provided that, with respect to projected financial information, the Credit Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.17. Casualty and Condemnations. The Borrower will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Credit Documents.

Section 5.18. Payment of Obligations. Each Credit Party will, and will cause each Subsidiary to, pay or discharge all Debt and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change; provided, however, that each Credit Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.19. Beneficial Ownership Certificate. If at any time any information contained in the most recent Beneficial Ownership Certification delivered hereunder becomes untrue, inaccurate, incorrect or incomplete, the Borrower will promptly provide an updated Beneficial Ownership Certification to the Administrative Agent correcting such information.

Section 5.20. Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used (a) to pay costs, fees and expenses related to the Credit Documents, (b) to provide working capital and (c) for other general corporate purposes of the Borrower and its Subsidiaries.

Section 5.21. Post-Closing Matters. The Borrower will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.21 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

Section 5.22. Real Estate Mortgages. With respect to any real property, other than real property that constitutes Excluded Property, owned by any Credit Party on the Effective Date or acquired by a Credit Party at any time thereafter (individually and collectively, the “Premises”), the applicable Credit Party shall deliver to the Administrative Agent, in the case of (x) any Premises owned on the Effective Date, no later ninety (90) days after the Effective Date (or such later date as may be agreed by the Administrative Agent) or (y) any Premises acquired after the Effective Date, no later than ninety (90) days after the date of such acquisition (or such later date as may be agreed by the Administrative Agent):

(a) fully executed counterparts of Mortgages, duly executed by the applicable Credit Party, in favor of the Administrative Agent, as mortgagee or beneficiary, as applicable, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages as may be reasonably necessary to create a valid Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(b) (i) title insurance policies in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Secured Parties (the “Mortgage Policies”) in an amount equal to 100% of the estimated fair market value (as determined by the Borrower in good faith) of the Premises purported to be covered by the related Mortgage, insuring that title to such property is vested in the applicable Credit Party and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with, to the extent available, such endorsements, as shall be reasonably required for financings of this type, accompanied by evidence of the payment in full of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) of the applicable Credit Party as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(c) if reasonably determined to be necessary by the Borrower in good faith, an American Land Title Association/National Society of Professional Surveyors form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Mortgage Policies without the need for such new or updated surveys;

(d) “Life of Loan” Federal Emergency Standard Flood Hazard Determinations with respect to each Premises (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party, and evidence of flood insurance in the event any improvement on such Premises is located in a special flood hazard area); and

(e) An opinion of counsel in the jurisdiction where each Premises is located covering the enforceability of the relevant Mortgage covering each such Premises.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit Exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that (i) if such Debt is secured by Liens, such Debt and any Liens securing such Debt are subordinated to the Secured Obligations and the Liens securing the Secured Obligations on terms and conditions and pursuant to documentation acceptable to the Administrative Agent in its sole discretion and (ii), if applicable, to the extent such Debt is an Investment, such Investment is also permitted in Section 6.3;

(c) unsecured Debt incurred for Borrowed Money on or after both (i) conversion of the Exit Convertible Notes and (ii) the 7-Month Financials Delivery Date, so long as, on a pro forma basis for such Debt incurrence, the Total Leverage Ratio does not exceed 1.00:1.00;

(d) Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for Borrowed Money) which in each case are not more than ninety (90) days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(e) purchase money indebtedness or Capital Leases, in each case, (i) subject to the Borrower’s board of directors, managers or other applicable governing body, (ii) incurred for the purpose financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of such Credit Party or Subsidiary and (iii) in an aggregate principal amount (including any Permitted Refinancing thereof) not to exceed $5,000,000 and any Permitted Refinancing thereof;

(f) Hedging Arrangements permitted under Section 6.15;

(g) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(h) Debt arising from the financing of insurance premiums of any Credit Party in an aggregate amount not to exceed $5,000,000 incurred to defer the cost of such insurance for the underlying term of such insurance policy;

(i) [Reserved];

(j) Debt in respect of the Exit Convertible Notes in an aggregate principal amount not to exceed the sum of (i) $48,069,000.00 and (ii) any capitalized interest on the Exit Convertible Notes added to the principal amount of the Exit Convertible Notes pursuant to the Exit Convertible Notes Documents as in effect on the date hereof, at any time and any Permitted Refinancing thereof;

(k) Debt under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business;

(l) [Reserved];

(m) [Reserved];

(n) [Reserved];

(o) guarantees of Debt of any Credit Party permitted under this Section 6.1;

(p) Debt arising from royalty agreements on customary terms entered into by the Borrower and its Subsidiaries in the ordinary course of business in connection with the purchase of Sand Reserves;

(q) Debt existing on the Effective Date and set forth on Schedule 6.1; and

(r) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that the aggregate principal amount thereof shall not exceed $2,500,000 at any time.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens on the Collateral securing obligations under the Exit Convertible Notes Documents so long as such Liens are subject to the Intercreditor Agreement;

(c) Liens imposed by law (other than those addressed in Section 6.2(k)), such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which if overdue for a period of more than thirty (30) days are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(e) Liens for Taxes, assessment, or other governmental charges which are not yet delinquent and payable or, if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(f) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds and products thereof (including insurance proceeds) and accessions thereto, and the amount secured thereby is not increased;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash, deposit accounts or securities pledged or encumbered to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and securing obligations in an amount not to exceed $2,500,000;

(j) judgment and attachment Liens not giving rise to an Event of Default;

(k) Liens in favor of a banking institution arising by operation of law encumbering deposits in accounts held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) other Liens securing Debt or other obligations outstanding in the aggregate principal amount not in excess of $1,000,000;

(m) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of business and covering only the asset so leased or licensed;

(n) Defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(o) Liens (i) on advances of cash or earnest money deposits in favor of the seller of any property to be acquired in connection with Capital Expenditure or Acquisition permitted hereunder, which advances shall be applied against the purchase price for such permitted Capital Expenditure or Acquisition or (ii) consisting of an agreement to dispose of any Property in an asset sale permitted by Section 6.8 solely to the extent such asset sale would have been permitted on the date of the creation of such Lien;

(p) Liens on Property of the Borrower or its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancing, extensions, renewals and replacements thereof permitted hereunder; and

(q) Liens listed on Schedule B to each Mortgage Policy delivered to the Collateral Agent in accordance with this Agreement or the Security Documents with respect to the Premises owned on the Effective Date.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment (each, an “Investment”) in any other Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) Investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the date hereof, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) Investments by (i) a Subsidiary that is not a Credit Party in or to any Credit Party, (ii) a Subsidiary that is not a Credit Party in or to any Subsidiary that is not a Credit Party or (iii) a Credit Party in or to any other Credit Party or any Subsidiary of a Credit Party; provided that with respect to Investments in Subsidiaries that are not Credit Parties, the aggregate amount of such Investments at the time such Investments are made shall not exceed $500,000;

(e) creation of any additional Subsidiaries so long as the requirements in Section 5.6 are met;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, arising in the ordinary course of business;

(g) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries in connection with any asset sale permitted by Section 6.8(j);

(h) [Reserved];

(i) guarantees of obligations (not in respect of Debt) of the Credit Parties incurred in the ordinary course of business;

(j) Investments consisting of Debt or Acquisitions permitted by this Article 6;

(k) [Reserved];

(l) following the twelve (12) month anniversary of the Effective Date, other Investments, so long as (i) both immediately before and immediately after giving effect to such Investment, the Payment Conditions are satisfied and (ii) on the date such Investment is made, the Borrower provides the Administrative Agent with a certificate from an authorized officer of the Borrower dated as of such date certifying that the requirements in clause (i) above has been met with respect to such Investment and providing supporting calculations with respect thereto;

(m) Investments existing on the Effective Date (i) in wholly-owned Subsidiaries set forth on Schedule 4.11 and (ii) as otherwise set forth on Schedule 6.3; and

(n) other Investments in an aggregate amount not in excess of $1,000,000 at the time such Investments are made.

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition, unless (a) such Acquisition is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (b) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Domestic Subsidiary of the Borrower and comply with the requirements of Section 5.6, (c) if such Acquisition is an Acquisition of assets, such Acquisition is structured so that a Credit Party shall acquire such assets, (d) no Default or Event of Default shall have occurred or be continuing or would result from such Acquisition, (e)(i) immediately before and immediately after giving effect to such Acquisition, the Payment Conditions are satisfied and (ii) on the date such Acquisition is made, the Borrower provides the Administrative Agent with a certificate from an authorized officer of the Borrower dated as of such date certifying that the requirements in clause (e)(i) above has been met with respect to such Acquisition and providing supporting calculations with respect thereto and (f) if any assets acquired in connection with such Acquisition are required to be included in the calculation of the Borrowing Base hereunder, such assets shall be subject to a field examination, at the Borrower’s expense, prior to being included in the calculation of the Borrowing Base and (g) such Acquisition occurs after the twelve (12) month anniversary of the Effective Date”; provided that for any Acquisition made by the Borrower or any of its Subsidiaries the consideration for which is in excess of $5,000,000, the Borrower will deliver or cause to be delivered to the Administrative Agent, at least two (2) weeks prior to the closing date of such Acquisition, information and other materials that Borrower has provided to its board of directors with respect to any such Acquisition

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (a) this Agreement or the other Credit Documents, (b) the Exit Convertible Notes Documents, (c) agreements governing Debt permitted by Sections 6.1(d) to the extent such restrictions govern only the Property (and all proceeds and products thereof and accessions thereto) financed pursuant to such Debt, (d) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (e) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Subsidiaries and customary provisions in other contracts restricting assignment thereof, (f) agreements in connection with a sale of assets permitted by Section 6.8, (g) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically prohibit any of the Debt or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property (including (A) any fee owned real property of any Credit Party and (B) any Certificated Equipment of any Credit Party), whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, which consent or notice has not been obtained or given on a permanent and irrevocable basis such that no further consent of or notice to such other Person is required to be given in connection with any such Lien or Restricted Payment.

Section 6.6. Use of Proceeds.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Loans or the Letters of Credit for any purposes other than the purposes set forth in Section 5.20. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Loans or Letters of Credit for any purpose which violates, or is inconsistent with, Regulation T, Regulation U, or Regulation X.

(b) The Borrower will not request any Loans or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purposes of funding, financing or facilitation of any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or the United Kingdom or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No Credit Party will use the proceeds of any Loan or Letter of Credit in any way that will violate any Anti-Corruption Laws or Sanctions.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person except that (i) (A) the Borrower may merge with any of its wholly-owned Subsidiaries so long as the Borrower is the surviving entity, (B) any Credit Party may merge or be consolidated with or into any other Credit Party, (C) any Subsidiary that is not a Credit Party may merge or be consolidated with or into any other Subsidiary that is not a Credit Party and (D) any Subsidiary that is not a Credit Party may merge with or into any Credit Party so long as such Credit Party is the surviving entity and (ii) any wholly-owned Subsidiary of the Borrower may merge with another Person in order to consummate an Acquisition or disposition permitted under Section 6.4 or Section 6.8, respectively, so long as, in the case of any such permitted Acquisition, such wholly-owned Subsidiary is the surviving entity; provided that immediately after giving effect to any such proposed transaction no Default would exist, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity and in the case of any such merger to which any Credit Party is a party, such Credit Party is the surviving entity.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to (i) without written providing notice to the Administrative Agent ten (10) days prior (or such later time as the Administrative Agent may agree in its sole discretion), change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and such transactions otherwise comply with the terms of this Agreement and so long as such new Subsidiary is not a Foreign Subsidiary, (iii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, or (iv) change the method of accounting employed in the preparation of the Initial Financial Statements except in accordance with GAAP or change the fiscal year end of the Borrower unless, in each case, approved in writing by the Required Lenders.

Section 6.8. Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer or dispose of (in one transaction or in a series of related transactions and whether effected pursuant to a division or otherwise) any of its assets except that (a) any Credit Party may sell Inventory in the ordinary course of business; (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; (c) any Credit Party may make dispositions of obsolete or worn out Property in the ordinary course of business, and dispositions of Property no longer useful or used by the Borrower and its Subsidiaries in the conduct of its business; (d) any Credit Party may make dispositions of equipment to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property or the proceeds of which are reasonably promptly applied to the purchase price of such replacement Property; (e) any Credit Party may make dispositions of Liquid Investments; (f) any Credit Party may make dispositions of Accounts in connection with the collection or compromise thereof in the ordinary course of business; (g) any Credit Party may enter into leases, subleases, licenses or sublicenses or Property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (h) any Credit Party may make transfers of property subject to Casualty Events, subject to the Borrower’s compliance with Section 2.4(c)(ii); (i) to the extent constituting dispositions, any Credit Party may make dispositions permitted by Sections 6.3, 6.7 and 6.9 ; and (j) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) through (i); provided that (x) no Default has occurred and is continuing or would be caused thereby, (y) at least 80% of the proceeds of all such sales, conveyance, dispositions and transfers shall consist of cash or Liquid Investments and shall be in an amount no less than the fair market value of such Properties and (z) the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $4,000,000 in any fiscal year.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that:

(a) (i) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party that is a Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower that is not a Credit Party may make Restricted Payments to any other Subsidiary of the Borrower that is not a Credit Party;

(b) [Reserved];

(c) following the twelve (12) month anniversary of the Effective Date, the Borrower may make Restricted Payments, other than Restricted Payments in respect of principal or interest payments on Permitted Debt, so long as (i) both immediately before such payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied and (ii) on the date such Restricted Payment is made, the Borrower provides the Administrative Agent with a certificate from an authorized officer of the Borrower dated as of such date certifying that the requirements in clause (i) above has been met with respect to such Restricted Payment and providing supporting calculations with respect thereto;

(d) the Borrower may make dividends or distributions payable solely in common or Equity Interests of the Borrower; and

(e) Credit Parties may make Restricted Payments in respect of principal payments, voluntary, mandatory or scheduled, and interest payments on Permitted Debt, so long as: (x) no Event of Default exists or would result therefrom and (y) both immediately before such payment is made and immediately after giving effect thereto:

(i) with respect to optional prepayments or redemptions (including offers to redeem) in respect of principal of Debt, including the Exit Convertible Notes, so long as, (A) such prepayment or redemption is after the twelve (12) month anniversary of the Effective Date, (B), the Liquidity of the Credit Parties exceeds $12,500,000, (C) the Fixed Charge Coverage Ratio is greater than 1.25:1.00 and (D) the difference of (1) the Borrowing Base minus (2) Eligible Cash is greater than the aggregate Revolving Credit Exposure, in each case, on a pro forma basis for such optional prepayments or redemptions;

(ii) with respect to mandatory or scheduled prepayments or redemptions (including offers to redeem) in respect of principal of Debt, so long as, (A) the Liquidity of the Credit Parties exceeds $12,500,000 and (B) the Fixed Charge Coverage Ratio is greater than 1.25:1.00, in each case, on a pro forma basis for such mandatory prepayments or redemptions; and

(iii) with respect to cash interest payments on Debt, including the Exit Convertible Notes, so long as, (A) such prepayment or redemption is after the twelve (12) month anniversary of the Effective Date, (B) the Liquidity of the Credit Parties exceeds $12,500,000, (C) the Fixed Charge Coverage Ratio is greater than 1.25:1.00 and (D) the difference of (1) the Borrowing Base minus (2) Eligible Cash is greater than the aggregate Revolving Credit Exposure, in each case, on a pro forma basis for such cash interest payment;

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is (a) on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate and (b) if such transaction or series of transactions involves consideration in excess of $1,000,000, the terms of such transaction or series of transactions have been approved by the board of directors, managers or other applicable governing body of such Credit Party or its Subsidiaries except for (i) the Restricted Payments permitted under Section 6.9, (ii) reasonable and customary director, officer and employee compensation, including bonuses and severance (which compensation may be paid to affiliates of such directors, officers and employees at the direction of the applicable director, officer or employee), indemnification and other benefits (including retirement, health, stock option and other benefit plans), (iii) the transactions set forth on Schedule 6.10, and (iv) the issuance by the Borrower of Equity Interests (other than Disqualified Stock) to any Affiliate (other than to a Subsidiary of the Borrower) or the receipt by the Borrower of any equity contributions from an Affiliate (other than from a Subsidiary of the Borrower).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Effective Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any failure to satisfy the “minimum funding standards” under Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA); (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or (ii) any other employee benefit plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets or other security (other than unsecured letters of credit). Furthermore, no Credit Party shall, nor shall it permit any of its Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, the aggregate notional amount of all such Hedging Arrangements exceeds 100% of the outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, or the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16. Fixed Charge Coverage Ratio. At any time on or after the 7-Month Financials Delivery Date and upon the occurrence of and during the continuance of a Covenant/Dominion Trigger Period, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00 as of the last day of the most recent twelve (12) month period then ending for which financial statements have been delivered. Once such covenant is in effect, the Borrower shall continue to maintain such Fixed Charge Coverage Ratio as of the last date of each month thereafter until such Covenant/Dominion Trigger Period is no longer continuing.

Section 6.17. Minimum Liquidity. The Credit Parties shall not permit Liquidity at any time prior to 7-Month Financials Delivery Date to be less than $10,000,000.

Section 6.18. Landlord Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) hold, store or otherwise maintain any equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by a Credit Party and located in the U.S. unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or Inventory is located at premises within the U.S. that are not owned by a Credit Party and with respect to which such Credit Party has used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent, (iii) such equipment is office equipment, (iv) such equipment or Inventory is in transit or being temporarily stored for the purposes of being transported, (v) such equipment is off location for servicing, repairs or modification, (vi) such equipment is being held for delivery, or (vii) the aggregate value of all equipment and Inventory located at premises which are not owned by a Credit Party and with respect to which a Credit Party has not used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent does not exceed $500,000, or (b) after the date hereof, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent unless the equipment or Inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.19. Operating Leases. The Credit Parties and their Subsidiaries, taken as a whole, shall not at any time have obligations as lessee with respect to Operating Leases (including all lease payments with respect to all Operating Leases entered into by any Credit Party or Subsidiary but excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under Operating Leases) exceeding $25,000,000 during any fiscal year.

Section 6.20. Amendment of Material Contracts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify:

(a) any Material Contract and any agreement or documentation relating thereto, in each case in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Required Lenders;

(b) any Exit Note Document in a manner adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Required Lenders; and

(c) the documentation evidencing the Exit Notes if the effect thereof would be to (i) increase the principal amount of such Debt (ii) make the final maturity of such Debt occur sooner, (iii) shorten the weighted average life to maturity of such Debt, (iv) cause the documentation evidencing such Debt to contain representations, warranties, covenants and events of default, taken as a whole, that are less favorable to the Borrower in any material respect than this Agreement, (v) (A) if such Debt is unsecured, cause such Debt to become secured or (B) if such Debt is secured, cause such Debt to be secured by any collateral that does not secure such Debt or on a greater priority than such Debt, in each case, prior to such amendment, restatement, supplement or other modification, (vi) if such Debt or any guarantees in respect thereof are subordinated to the Obligations, cause such Debt not to remain so subordinated or to be subordinated on terms less favorable to the Administrative Agent and the Lenders or (vii) change the direct and contingent obligors with respect to such Debt, in each case, without the prior written consent of the Required Lenders.

Section 6.21. Repayment of Exit Convertible Notes. No Credit Party shall use or permit the use of any Net Cash Proceeds from a Prepayment Event with respect to ABL Priority Collateral to repay obligations under the Exit Convertible Notes Indenture.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal or any reimbursement obligation in respect of any Letter of Credit Disbursement when due under this Agreement or (ii) fails to pay, within three (3) Business Days of when due, any interest or any other amount under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party, the Canadian Subs or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party or the Canadian Subs of any of the covenants in Section 5.1(a), Section 5.2(d), Section 5.2(k), Section 5.3(a), Section 5.11, Section 5.15, Section 5.20 or Article 6 (other than Sections 6.11, 6.12 or 6.18) of this Agreement or (ii) any breach by any Credit Party or the Canadian Subs of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any Responsible Officer of the Borrower or any Subsidiary acquires actual knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in Collateral with a fair value in excess of $500,000 in the aggregate purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document), except as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents;

(f) Cross-Default. (i) The Borrower, the Canadian Subs or any Guarantor shall fail to pay any principal of or premium or interest (A) under the Exit Convertible Notes Indenture or (B) on its other Debt incurred after the Effective Date which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to (A) the Exit Convertible Notes Indenture or (B) its other Debt incurred after the Effective Date which is outstanding in a principal amount of at least $$2,500,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; provided that for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. Any Credit Party (i) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of sixty (60) days, whether or not consecutive;

(h) Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less (i) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers have not denied liability and (ii) with respect to settlements, any portion of such settlement not required to be paid in cash during the term of this Agreement, greater than $2,500,000 and, in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $2,500,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $1,250,000;

(k) Credit Documents. (i) Any material provision of any Credit Document, except to the extent permitted by the terms thereof, shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing or (ii) the occurrence of any “default”, as defined in any Credit Document (other than this Agreement), or the breach of any of the terms or provisions of any Credit Document (other than this Agreement), which default or breach continues beyond any grace period therein provided;

(l) Material Contracts. The occurrence of any breach or nonperformance by any Person under a Material Contract or any early termination of any Material Contract, which breach, nonperformance or early termination could reasonably be expected to cause a Material Adverse Change; or

(m) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, and may with the consent, of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Loans and the obligation of the Issuing Lenders to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, and may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, and may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Revolving Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such

Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Revolving Notes held by the Administrative Agent, such Lender, or such Affiliate, and the other Credit Documents, irrespective of whether or not the Administrative Agent, such Lender, or such Affiliate shall have made any demand under this Agreement, such Revolving Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.3 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.4. Remedies Cumulative. No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.5. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4 and Section 2.11. During the existence of an Event of Default, the Intercreditor Agreement, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order (other than funds held in the Cash Collateral Account, which shall be applied in accordance with Section 2.2(h)):

FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their respective capacities as such, ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them;

SECOND, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders in their respective capacities as such, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to the payment of all accrued and unpaid interest on the Loans and any borrowed amounts in respect of Letters of Credit, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to the payment of any then due and owing principal of the Loans and any borrowed amounts in respect of Letters of Credit (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to the payment of any Secured Obligations in respect of Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that are owed such obligations, with respect to Hedging Arrangements and Banking Services Obligations, to the extent that Reserves have been established with respect to such amounts) pro rata in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Loans, pro rata to the Lenders;

FIFTH, to the Administrative Agent to deposit into the Cash Collateral Account for the account of the Issuing Lenders, to cash collateralize any Letter of Credit Exposure then outstanding;

SIXTH, to the payment of any amounts owing in respect of Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Service Obligations, the Lenders or their Affiliates that are owed such obligations, to the extent not paid pursuant to clause Fourth above; and

SEVENTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 7.6.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment, Powers and Immunities.

(a) Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Lender’s behalf. Without limiting the foregoing, each Lender and each Issuing Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b) As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Credit Document expressed to be governed by the laws of United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.6, 2.7, 2.12, 2.16 and 9.1) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 9.1). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g) The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article 8.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Credit Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (d) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (e) the satisfaction of any condition set forth in Article 3 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (f) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Revolving Credit Exposure, or any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Lender.

Section 8.4. Rights as Lender. With respect to its Commitments, Letters of Credit and the Loans made by it, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Lender”, “Lenders”, “Issuing Lenders”, “Required Lenders” and any similar terms shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

Section 8.5. Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE LOANS THEN HELD BY EACH OF THEM (OR IF

NO PRINCIPAL OF THE LOANS IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ISSUING LENDERS IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES. WHETHER OR NOT CAUSED BY OR ARISING. IN WHOLE OR IN PART. OUT OF THE COMPARATIVE. CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS). AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE ADMINISTRATIVE AGENT’S OR ANY ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6. Non-Reliance on Administrative Agent, Lead Arranger and Other Lenders.

(a) Each Lender represents and warrants that, (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance on the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement (iv) that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents and (v) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Lead Arranger hereunder and for other information in the Administrative Agent’s or the Lead Arranger’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s or the Lead Arranger’s expenses in connection therewith, the Administrative Agent and the Lead Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or the Lead Arranger or any of their respective Affiliates.

(b) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.7. Resignation of Administrative Agent and Issuing Lenders.

(a) The Administrative Agent or any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders, with the consent of the Borrower, if applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower, if applicable), appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank and, in the case of an Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b) Notwithstanding paragraph (a) of this Section 8.7, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (i) solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or such Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed, and continue to be entitled to the rights set forth in such Security Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 8.7 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the retiring Issuing Lender shall remain an Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the applicable Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain an Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of this Agreement, termination of all Hedging Arrangements with such Persons (other than Hedging Arrangements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the applicable Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Loans, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document upon the Borrower certifying in writing that such disposition is permitted under this Agreement and the other Credit Documents; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement upon the Borrower certifying in writing that such transaction is permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.10. Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11. Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties, on terms acceptable to the Required Lenders, all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Credit Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Credit Documents, or exercise any right that it might otherwise have under applicable Legal Requirement to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 8.12. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and (E) all of the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) The above representations in Section 8.13(b)(ii) are intended to comply with the Department of Labor’s regulation 29 CFR §§ 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if these regulations are revoked, repealed or no longer effective, SUCH representations shall be deemed to be no longer required or in effect.

Section 8.14. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lenders to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) days after written demand therefor (accompanied by detailed invoices)):

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent and the Lead Arranger (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Revolving Notes, and the other Credit Documents (and any amendment or waiver with respect thereto) including, to the extent provided for in this Agreement, costs associated with field examinations, and the reasonable fees and out of pocket expenses of one outside counsel for Administrative Agent and the Lead Arranger (but not of other Lenders) and one local counsel for Administrative Agent and the Lead Arranger (but not of other Lenders) in each relevant jurisdiction;

(b) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and Lenders, taken as a whole, in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Revolving Notes, and the other Credit Documents (and any amendment or waiver with respect thereto) including costs associated with field examinations and the reasonable fees and out of pocket expenses of one outside counsel for the Lenders and one local counsel for the Lenders in each relevant jurisdiction;

(c) all documented out-of-pocket costs and expenses (including but not limited to reasonable legal fees and documented, out-of-pocket expenses), if any, of the Administrative Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Revolving Notes, and the other Credit Documents; and

(d) to the extent required pursuant to Section 5.12, all reasonable and documented fees and expenses associated with collateral monitoring, collateral reviews and field examinations, including the reasonable fees and expenses of other advisors and professionals engaged by the Administrative Agent or the Lead Arranger in connection therewith.

(e) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.1 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Loans and all other amounts payable under this Agreement.

Section 9.2. Indemnification; Waiver of Consequential Damages.

(a) Indemnity. The Borrower shall indemnify the Administrative Agent and each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substance or Hazardous Waste on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by the Borrower or any other Credit Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) Limitation of Liability. To the extent permitted by applicable law (a) the Borrower and any Credit Party shall not assert, and the Borrower and each Credit Party hereby waives, any claim against the Administrative Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.2(b) shall relieve the Borrower and each Credit Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.2(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within ten (10) days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Loans and all other amounts payable under this Agreement.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Revolving Notes, or any other Credit Document (other than the Fee Letters), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.2, (ii) reduce any principal, interest, fees or other amounts payable hereunder or under any other Credit Document (provided that the waiver of default interest shall only require the consent of the Required Lenders), (iii) postpone or extend any date fixed for any payment of any principal, interest, fees or other amounts payable hereunder, including, without limitation, the Scheduled Maturity Date (it being understood and agreed that a waiver of a mandatory prepayment shall only require the consent of the Required Lenders), (iv) amend Section 2.11(e), Section 7.5. this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, amend the definition of “Required Lenders”, or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, (v) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under any Guaranty or release all or substantially all of the Collateral, (vi) make any amendment to the definition of “Borrowing Base” or (vii) make any amendment to the definitions of “Eligible Accounts” or “Eligible Cash”;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(d) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document;

(e) notwithstanding any other provision set forth in this Agreement, Commitment Increases pursuant to Section 2.15 shall be effectuated with the consent of the parties required under Section 2.15; and

(f) for the avoidance of doubt, amendments made pursuant to Section 2.16 may be made pursuant to agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

Notwithstanding anything to the contrary contained in the Credit Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make minor administrative or operational changes not adverse to any Lender or (iv) adhere to any local Legal Requirement or advice of local counsel; provided that the Administrative Agent shall provide the Lenders with five (5) Business Days’ notice of the effectiveness of any amendment, modification or supplement made pursuant to clause (i) above and such amendment, modification or supplement shall not become effective to the extent that Lenders constituting the Required Lenders object to such amendment, modification or supplement by written notice to the Administrative Agent within five (5) Business Days after receiving notice thereof.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Loans or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Revolving Notes, and its Commitments); provided. however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 unless the Administrative Agent, each Issuing Lender and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Loans and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Revolving Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Revolving Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Revolving Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent any applicable forms or certifications in accordance with Section 2.12(f).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower for Tax purposes, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Revolving Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Loans), provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.9, 2.10 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)), but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation, and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Revolving Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Revolving Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Revolving Notes, or extending its Commitment). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8. Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (3) to market data collectors, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrower hereby authorizes JPMCB and its Affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower notifies JPMCB in writing that such authorization is revoked.

Section 9.9. Notices. Etc.

(a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule 9.9, if to the Administrative Agent or an Issuing Lender, at its credit contact specified under its name on Schedule 9.9, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender or an Issuing Lender pursuant to Article 2 shall not be effective until received notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effect as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail, internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that (i) such communication is followed promptly by an original delivered in accordance with paragraph (a) above and (ii) the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Borrower that it is incapable of receiving notices under such article by electronic communication. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgment from the recipient (such as by the “Return Receipt Requested” function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Revolving Notes (or if such Revolving Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Revolving Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Revolving Notes (or, if the applicable Revolving Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Revolving Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 9.10 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this

Agreement had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (b) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Governing Law; Service of Process. The Credit Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13. Submission to Jurisdiction. Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14. Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and (b) delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.9), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16. [Reserved].

Section 9.17. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.18. No Fiduciary or Agency Relationship. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto. The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Credit Document in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19 or otherwise under any Credit Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.21. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.22. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Revolving Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Lender nor any Lender shall be obligated to extend credit to the Borrower in violation of any applicable law.

Section 9.23. Disclosure. Each Credit Party, each Lender and each Issuing Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Credit Parties and their respective Affiliates.

Section 9.24. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.25. Acknowledgement Regarding an Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Arrangements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26. Affiliated Lenders. In case of any Loans or Commitments held by an Affiliated Lender (and without limiting Section 9.7(a) restricting assignments to Eligible Assignees), (a) each Affiliated Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code unless the plan in question affects any Affiliated Lender’s economics or rights and obligations in a disproportionately adverse manner than its effect on the other Lenders in a manner inconsistent with this Agreement, and (b) such Affiliated Lender (i) will not receive information, reports and other materials prepared by the Administrative Agent or its consultants or advisors and shared with the Administrative Agent and the Lenders who are not Affiliated Lenders other than notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders, (ii) will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls, (iii) will not be entitled to challenge the Administrative Agent’s and the Lenders’ attorney-client privilege as a result of their status as an Affiliated Lender and (iv) will not be entitled to receive advice of counsel to the Administrative Agent, any other Lender, financial advisors or another other consultants or advisors to the Administrative Agent or another Lender.

[Remainder of this page intentionally left blank. Signature pages follow.]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Lender and an Issuing Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

[Signature Page to ABL Credit Agreement]

ZIONS BANCORPORATION, N.A., DBA AMEGY BANK, as a Lender and an Issuing Lender

By:	/s/ Patty Smolik
Name:	Patty Smolik
Title:	Vice President

[Signature Page to ABL Credit Agreement]

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Kenneth Chin
Name:	Kenneth Chin
Title:	Director

[Signature Page to ABL Credit Agreement]

BORROWER:

HI-CRUSH INC.

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Chief Executive Officer

[Signature Page to ABL Credit Agreement]